Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Silicon Laboratories Inc. 2009 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan of our reports dated February 3, 2021, with respect to the consolidated financial statements of Silicon Laboratories Inc. and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2021.

/s/ Ernst & Young LLP

Austin, Texas

May 5, 2021